Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation reports 2024 earnings results; updates business plan and extends growth targets through 2028

•Announces 2024 reported earnings (GAAP) of $1.20 per share.
•Achieves earnings from ongoing operations of $1.69 per share.
•Extends 6% to 8% annual EPS and dividend growth targets through at least 2028; expects to achieve EPS growth in the top half of targeted growth range.
•Increases capital plan to $20 billion from 2025 through 2028, resulting in average annual rate base growth of 9.8% over the period.
•Announces approximately 6% increase in quarterly common stock dividend.

ALLENTOWN, Pa. (Feb. 13, 2025) – PPL Corporation (NYSE: PPL) today announced 2024 reported earnings (GAAP) of $888 million, or $1.20 per share, compared with 2023 reported earnings of $740 million, or $1.00 per share.
Adjusting for special items, 2024 earnings from ongoing operations (non-GAAP) were $1.25 billion, or $1.69 per share, compared with $1.18 billion, or $1.60 per share, a year ago.
PPL’s fourth-quarter 2024 reported earnings were $177 million, or $0.24 per share, compared with fourth-quarter 2023 reported earnings of $113 million, or $0.15 per share.
Adjusting for special items, fourth-quarter 2024 earnings from ongoing operations were $256 million, or $0.34 per share, compared with fourth-quarter 2023 earnings from ongoing operations of $299 million, or $0.40 per share.
"PPL continued to deliver on its commitments to shareowners in 2024, achieving our targeted earnings per share and dividend growth, completing more than $3 billion in infrastructure investments to improve service to customers and delivering our targeted annual O&M savings to help keep energy affordable," said PPL President and Chief Executive Officer Vincent Sorgi.
"Looking ahead, we continue to make significant progress in positioning PPL to create the utilities of the future — stronger, smarter, increasingly clean, and built for growth and success in a changing energy landscape. Our updated business plan reflects this strategy and will drive greater value for our customers, communities and shareowners."

    2024 Highlights

In delivering ongoing earnings of $1.69 per share, PPL achieved the midpoint of its original 2024 ongoing earnings forecast, or a 7% increase over the midpoint of the company's 2023 ongoing earnings per share target.
Throughout 2024, PPL continued to execute its utility of the future strategy, completing $3.1 billion in planned capital investments to strengthen the grid against more frequent and severe storms; to speed restoration and recovery when they occur; and to advance a safe, reliable and cleaner energy mix.
At the same time, the company continued its strong focus on driving greater efficiencies to maintain affordability as it invests in the future. Building off the $75 million in annual O&M efficiencies delivered in 2023 (compared to the company's 2021 baseline), PPL achieved cumulative, annual O&M savings at the top end of its targeted range of $120-$130 million in 2024. The increased efficiency was driven largely by the continued deployment of smart grid technology, automation and data science.
In other highlights, PPL completed its two-year integration of Rhode Island Energy into PPL, successfully exiting all of the remaining transition services that were established with National Grid when PPL acquired Rhode Island Energy in May 2022.

2025 Earnings Guidance and Outlook

In conjunction with today’s earnings announcement, PPL announced a 2025 earnings forecast range of $1.75 to $1.87 per share. The midpoint, $1.81 per share, represents a 7% increase over the company’s 2024 original ongoing earnings forecast midpoint of $1.69 per share.
PPL also extended its 6% to 8% annual EPS and dividend growth targets through at least 2028, with EPS growth expected to be in the top half of the targeted range. The company's projected EPS growth is based off the 2025 forecast midpoint of $1.81 per share.
In addition, the company increased planned infrastructure investments to $20 billion from 2025 through 2028, compared to the prior plan of $14.3 billion from 2024 to 2027. These investments are expected to result in 9.8% average annual rate base growth through 2028, up from 6.3% over the prior plan period. The company is targeting $4.3 billion in infrastructure investments in 2025.
PPL said it expects to maintain a balance sheet that is among the best in the U.S. utility sector. Given the significant increase in capital needs in its updated business plan, PPL projects equity needs of $2.5 billion over the plan period to support this growth. The company continues to project a Funds from Operations (FFO)/Cash Flow from Operations (CFO) to debt ratio of 16% to 18% throughout its updated plan period.
In other highlights, the company expects to remain on target to achieve cumulative, annual O&M efficiencies of at least $150 million in 2025 (compared to the company's 2021 baseline) as it builds on the prior success of its 2023-2024 transformation initiatives and deploys scalable technologies across the business.
Lastly, PPL announced an approximately 6% increase in its quarterly common stock dividend, raising the dividend from $0.2575 per share to $0.2725 per share. The dividend increase is at the low end of the targeted dividend growth rate range given the significant capital investments in the updated plan. The increased dividend will be payable April 1, 2025, to shareowners of record as of March 10, 2025.

Fourth-Quarter and Full-Year Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). “Earnings from ongoing operationsˮ is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	4th Quarter			Year
	2024	2023	Change	2024	2023	Change
Reported earnings	$177	$113	57%	$888	$740	20%
Reported earnings per share	$0.24	$0.15	60%	$1.20	$1.00	20%

	4th Quarter			Year
	2024	2023	Change	2024	2023	Change
Earnings from ongoing operations	$256	$299	(14)%	$1,250	$1,183	6%
Earnings from ongoing operations per share	$0.34	$0.40	(15)%	$1.69	$1.60	6%

Fourth-Quarter and Full-Year Earnings by Segment

	4th Quarter		Year
Per share	2024	2023	2024	2023
Reported earnings
Kentucky Regulated	$0.17	$0.16	$0.83	$0.75
Pennsylvania Regulated	0.18	0.18	0.78	0.70
Rhode Island Regulated	0.02	0.04	0.15	0.13
Corporate and Other	(0.13)	(0.23)	(0.56)	(0.58)
Total	$0.24	$0.15	$1.20	$1.00

	4th Quarter		Year
	2024	2023	2024	2023
Special items (expense) benefit
Kentucky Regulated	$—	$(0.01)	$(0.01)	$(0.02)
Pennsylvania Regulated	(0.02)	(0.02)	(0.04)	(0.04)
Rhode Island Regulated	—	(0.01)	(0.06)	(0.07)
Corporate and Other	(0.08)	(0.21)	(0.38)	(0.47)
Total	$(0.10)	$(0.25)	$(0.49)	$(0.60)

	4th Quarter		Year
	2024	2023	2024	2023
Earnings from ongoing operations
Kentucky Regulated	$0.17	$0.17	$0.84	$0.77
Pennsylvania Regulated	0.20	0.20	0.82	0.74
Rhode Island Regulated	0.02	0.05	0.21	0.20
Corporate and Other	(0.05)	(0.02)	(0.18)	(0.11)
Total	$0.34	$0.40	$1.69	$1.60

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings in 2024 included net special-item after-tax charges of $362 million, or $0.49 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy. Reported earnings in 2023 included net special-item after-tax charges of $443 million or $0.60 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy, as well as the Talen litigation settlement.
PPL’s reported earnings for the fourth quarter of 2024 included special-item after-tax charges of $79 million, or $0.10 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy and PPL's IT transformation. Reported earnings for the fourth quarter of 2023 included special-item after-tax charges of $186 million, or $0.25 per share, primarily attributable to the Talen litigation settlement, as well as integration and related expenses associated with the acquisition of Rhode Island Energy.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in 2024 increased by $0.08 per share compared with a year ago. Earnings from ongoing operations in 2024 increased by $0.07 per share compared with a year ago. Factors driving earnings results primarily included higher sales volumes largely due to weather, partially offset by higher depreciation expense.
Reported earnings in the fourth quarter of 2024 increased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2024 were flat compared with a year ago. Factors driving earnings results primarily included higher sales volumes due to weather offset by higher operating costs.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in 2024 increased by $0.08 per share compared with a year ago. Factors driving earnings results primarily included higher transmission revenue, higher sales volumes and other factors, partially offset by higher operating costs and higher interest expense.
Reported earnings and earnings from ongoing operations in the fourth quarter of 2024 were flat compared with a year ago. Factors driving earnings results primarily included higher transmission revenues and other factors offset by higher operating costs.

Rhode Island Regulated Segment
PPL’s Rhode Island Regulated segment consists of the regulated electricity and natural gas operations of Rhode Island Energy.
Reported earnings in 2024 increased by $0.02 per share compared with a year ago. Earnings from ongoing operations increased by $0.01 per share compared to a year ago. Factors driving earnings results primarily included higher distribution revenue from capital investments and higher transmission revenue, partially offset by higher interest expense.
Reported earnings in the fourth quarter of 2024 decreased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2024 decreased by $0.03 per share compared with a year ago. Factors driving earnings results primarily included lower distribution and transmission revenue and other factors.

Corporate and Other
PPL’s Corporate and Other category primarily includes financing costs incurred at the corporate level that have not been allocated or assigned to the segments, certain non-recoverable costs resulting from commitments made to the Rhode Island Division of Public Utilities and Carriers and the Rhode Island
Attorney General’s Office in conjunction with the acquisition of Rhode Island Energy, and certain other unallocated costs.
Reported earnings in 2024 increased by $0.02 per share compared with a year ago. Earnings from ongoing operations in 2024 decreased by $0.07 per share compared with a year ago. Factors driving earnings results primarily included higher interest expense, higher income taxes and other factors.
Reported earnings in the fourth quarter of 2024 increased by $0.10 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2024 decreased by $0.03 per share compared with a year ago. Factors driving earnings results primarily included higher interest expense, higher income taxes and other factors.

2025 Earnings Forecast

PPL today announced a 2025 earnings forecast range of $1.75 to $1.87 per share, with a midpoint of $1.81 per share.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations. PPL management is not able to forecast if any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.

About PPL
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to 3.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast
PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about fourth-quarter and full-year 2024 financial results at 11 a.m. Eastern time on Thursday, Feb. 13. The call will be webcast live, in audio format, together with slides of the presentation. Interested individuals can access the webcast link at www.pplweb.com/investors under Events and Presentations or access the live conference call via telephone at 1-844-512-2926. International participants should call 1-412-317-6300. Participants will need to enter the following “Elite Entry” number in order to join the conference: 6752826. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call.

# # #

Management utilizes “Earnings from Ongoing Operations” or “Ongoing Earnings” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Significant losses on early extinguishment of debt.
•Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: asset or business acquisitions and dispositions; pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.
Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$306	$331
Accounts receivable	1,037	1,221
Unbilled revenues	485	428
Fuel, materials and supplies	511	505
Regulatory assets	320	293
Other current assets	221	154
Property, Plant and Equipment
Regulated utility plant	40,391	38,608
Less: Accumulated depreciation - regulated utility plant	9,682	9,156
Regulated utility plant, net	30,709	29,452
Non-regulated property, plant and equipment	79	72
Less: Accumulated depreciation - non-regulated property, plant and equipment	29	23
Non-regulated property, plant and equipment, net	50	49
Construction work in progress	2,390	1,917
Property, Plant and Equipment, net	33,149	31,418
Noncurrent regulatory assets	2,060	1,874
Goodwill and other intangibles	2,561	2,553
Other noncurrent assets	419	459
Total Assets	$41,069	$39,236

Liabilities and Equity
Short-term debt	$303	$992
Long-term debt due within one year	551	1
Accounts payable	1,196	1,104
Other current liabilities	1,283	1,243
Long-term debt	15,952	14,611
Deferred income taxes and investment tax credits	3,467	3,219
Accrued pension obligations	317	275
Asset retirement obligations	136	133
Noncurrent regulatory liabilities	3,335	3,340
Other deferred credits and noncurrent liabilities	452	385
Common stock and additional paid-in capital	12,354	12,334
Treasury stock	(928)	(948)
Earnings reinvested	2,835	2,710
Accumulated other comprehensive loss	(184)	(163)
Total Liabilities and Equity	$41,069	$39,236

(1)The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating Revenues	$2,211	$2,031	$8,462	$8,312

Operating Expenses
Operation
Fuel	186	166	783	733
Energy purchases	546	411	1,679	1,841
Other operation and maintenance	677	657	2,607	2,462
Depreciation	322	314	1,279	1,254
Taxes, other than income	103	93	374	392
Total Operating Expenses	1,834	1,641	6,722	6,682

Operating Income	377	390	1,740	1,630

Other Income (Expense) - net	28	(91)	114	(40)

Interest Expense	189	172	738	666

Income Before Income Taxes	216	127	1,116	924

Income Taxes	39	14	228	184

Net Income	$177	$113	$888	$740

Earnings Per Share of Common Stock:
Basic and Diluted
Net Income Available to PPL Common Shareowners	$0.24	$0.15	$1.20	$1.00

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	737,989	737,128	737,756	737,036
Diluted	741,063	738,600	739,853	738,166

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	2024	2023	2022
Cash Flows from Operating Activities
Net income	$888	$740	$756
Income from discontinued operations (net of income taxes)	—	—	(42)
Income from continuing operations (net of income taxes)	888	740	714
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,279	1,254	1,181
Amortization	78	81	52
Defined benefit plans - expense (income)	(72)	(73)	(16)
Deferred income taxes and investment tax credits	196	322	179
Loss on sale of Safari Holdings	—	—	60
Other	29	4	51
Change in current assets and current liabilities
Accounts receivable	254	(170)	(176)
Accounts payable	(41)	(72)	358
Unbilled revenues	(57)	128	(197)
Fuel, materials and supplies	(2)	(60)	(90)
Prepayments	(34)	1	(13)
Taxes payable	(27)	6	(80)
Regulatory assets and liabilities, net	(68)	(37)	(119)
Accrued interest	33	27	1
Other	(65)	38	(76)
Other operating activities
Defined benefit plans - funding	(10)	(13)	(12)
Proceeds from transfer of excess benefit plan funds	13	—	—
Other	(54)	(418)	(87)
Net cash provided by operating activities	2,340	1,758	1,730
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,805)	(2,390)	(2,155)
Proceeds from sale of Safari Holdings, net of cash divested	—	—	146
Acquisition of Narragansett Electric, net of cash acquired	—	—	(3,660)
Other investing activities	(13)	7	15
Net cash used in investing activities	(2,818)	(2,383)	(5,654)
Cash Flows from Financing Activities
Issuance of long-term debt	1,894	3,252	850
Retirement of long-term debt	—	(1,854)	(264)
Payment of common stock dividends	(747)	(704)	(787)
Net increase (decrease) in short-term debt	(689)	7	916
Other financing activities	(23)	(51)	(6)
Net cash provided by financing activities	435	650	709
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(43)	25	(3,215)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	382	357	3,572
Cash, Cash Equivalents and Restricted Cash at End of Period	$339	$382	$357

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest - net of amount capitalized	$670	$604	$462
Income taxes - net	$(123)	$281	$163
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$358	$220	$269

Operating - Electricity Sales (Unaudited)(1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Percent			Percent
(GWh)	2024	2023	Change	2024	2023	Change

PA Regulated Segment
Retail Delivered	8,929	8,810	1.4%	36,611	35,704	2.5%

KY Regulated Segment
Retail Delivered	6,796	6,739	0.8%	29,492	28,278	4.3%
Wholesale(2)	134	149	(10.1)%	617	531	16.2%
Total	6,930	6,888	0.6%	30,109	28,809	4.5%

Total	15,859	15,698	1.0%	66,720	64,513	3.4%

(1) Excludes the Rhode Island Regulated segment electricity sales as revenues are decoupled from volumes delivered.
(2) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2024	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$127	$133	$19	$(102)	$177
Less: Special Items (expense) benefit:
Strategic corporate initiatives, net of tax of $0, $1(2)	—	(1)	—	(2)	(3)
Acquisition integration, net of tax of $0, $11(3)	—	—	2	(44)	(42)
DER projects impairment, net of tax of $6(4)	—	(15)	—	—	(15)
IT transformation, net of tax of $5(5)	—	—	—	(19)	(19)
Total Special Items	—	(16)	2	(65)	(79)
Earnings from Ongoing Operations	$127	$149	$17	$(37)	$256

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.17	$0.18	$0.02	$(0.13)	$0.24
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	—	(0.05)	(0.05)
DER projects impairment(4)	—	(0.02)	—	—	(0.02)
IT transformation(5)	—	—	—	(0.03)	(0.03)
Total Special Items	—	(0.02)	—	(0.08)	(0.10)
Earnings from Ongoing Operations	$0.17	$0.20	$0.02	$(0.05)	$0.34

(1) Reported Earnings represents Net Income.
(2) Represents costs primarily related to PPL's centralization and other strategic efforts.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Impairment of distributed energy resources project costs associated with a pilot solar program for which PPL will not seek regulatory recovery.
(5) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Full-Year 2024	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$620	$574	$109	$(415)	$888
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $1(2)	—	—	—	(2)	(2)
Strategic corporate initiatives, net of tax of $0, $2, $2(3)	(1)	(5)	—	(5)	(11)
Acquisition integration, net of tax of $13, $66(4)	—	—	(46)	(250)	(296)
PPL Electric billing issue, net of tax of $5(5)	—	(13)	—	—	(13)
FERC transmission credit refund, net of tax of $0(6)	1	—	—	—	1
ECR beneficial reuse transition adjustment, net of tax of $2(7)	(4)	—	—	—	(4)
DER projects impairment, net of tax of $6(8)	—	(15)	—	—	(15)
IT transformation, net of tax of $5(9)	—	—	—	(22)	(22)
Total Special Items	(4)	(33)	(46)	(279)	(362)
Earnings from Ongoing Operations	$624	$607	$155	$(136)	$1,250

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.83	$0.78	$0.15	$(0.56)	$1.20
Less: Special Items (expense) benefit:
Strategic corporate initiatives(3)	—	—	—	(0.01)	(0.01)
Acquisition integration(4)	—	—	(0.06)	(0.34)	(0.40)
PPL Electric billing issue(5)	—	(0.02)	—	—	(0.02)
ECR beneficial reuse transition adjustment(7)	(0.01)	—	—	—	(0.01)
DER projects impairment(8)	—	(0.02)	—	—	(0.02)
IT transformation(9)	—	—	—	(0.03)	(0.03)
Total Special Items	(0.01)	(0.04)	(0.06)	(0.38)	(0.49)
Earnings from Ongoing Operations	$0.84	$0.82	$0.21	$(0.18)	$1.69

(1) Reported Earnings represents Net Income.
(2) PPL incurred legal expenses related to litigation associated with its former affiliate.
(3) Represents costs primarily related to PPL's centralization and other strategic efforts.
(4) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(5) Certain expenses related to billing issues.
(6) Prior period impact related to a Federal Energy Regulatory Commission refund order.
(7) Prior period impact for an Environmental Cost Recovery mechanism revenue adjustment related to a Kentucky Public Service Commission order.
(8) Impairment of distributed energy resources project costs associated with a pilot solar program for which PPL will not seek regulatory recovery.
(9) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2023	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$120	$135	$26	$(168)	$113
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $24(2)	—	—	—	(93)	(93)
Strategic corporate initiatives, net of tax of $0, $1(3)	—	(1)	—	(3)	(4)
Acquisition integration, net of tax of $2, $16(4)	—	—	(10)	(59)	(69)
PA tax rate change	—	(1)	—	—	(1)
Sale of Safari Holdings, net of tax of ($1)(5)	—	—	—	(1)	(1)
PPL Electric billing issue, net of tax of $4(6)	—	(9)	—	—	(9)
FERC transmission credit refund, net of tax of $0(7)	(1)	—	—	—	(1)
Unbilled revenue estimate adjustment, net of tax of $2(8)	(5)	—	—	—	(5)
Other non-recurring charges, net of tax of $1(9)	—	(3)	—	—	(3)
Total Special Items	(6)	(14)	(10)	(156)	(186)
Earnings from Ongoing Operations	$126	$149	$36	$(12)	$299

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.16	$0.18	$0.04	$(0.23)	$0.15
Less: Special Items (expense) benefit:
Talen litigation costs(2)	—	—	—	(0.13)	(0.13)
Acquisition integration(4)	—	—	(0.01)	(0.08)	(0.09)
PPL Electric billing issue(6)	—	(0.02)	—	—	(0.02)
Unbilled revenue estimate adjustment(8)	(0.01)	—	—	—	(0.01)
Total Special Items	(0.01)	(0.02)	(0.01)	(0.21)	(0.25)
Earnings from Ongoing Operations	$0.17	$0.20	$0.05	$(0.02)	$0.40

(1) Reported Earnings represents Net Income.
(2) Represents a settlement agreement with Talen Montana, LLC and affiliated entities and other litigation costs.
(3) Represents costs primarily related to PPL's centralization and other strategic efforts.
(4) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(5) Primarily final closing and other related adjustments for the sale of Safari Holdings, LLC.
(6) Certain expenses related to billing issues.
(7) Prior period impact related to a Federal Energy Regulatory Commission refund order.
(8) Prior period impact of a methodology change in determining unbilled revenues.
(9) Certain expenses associated with a litigation settlement.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Full-Year 2023	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$552	$519	$96	$(427)	$740
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $26(2)	—	—	—	(99)	(99)
Strategic corporate initiatives, net of tax of $0, $1, $3(3)	(1)	(2)	—	(10)	(13)
Acquisition integration, net of tax of $14, $58(4)	—	—	(56)	(218)	(274)
Sale of Safari Holdings, net of tax of $0(5)	—	—	—	(4)	(4)
PPL Electric billing issue, net of tax of $10(6)	—	(24)	—	—	(24)
FERC transmission credit refund, net of tax of $2(7)	(6)	—	—	—	(6)
Unbilled revenue estimate adjustment, net of tax of $2(8)	(5)	—	—	—	(5)
Other non-recurring charges, net of tax of $1, $0(9)	—	(3)	—	(15)	(18)
Total Special Items	(12)	(29)	(56)	(346)	(443)
Earnings from Ongoing Operations	$564	$548	$152	$(81)	$1,183

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.75	$0.70	$0.13	$(0.58)	$1.00
Less: Special Items (expense) benefit:
Talen litigation costs(2)	—	—	—	(0.13)	(0.13)
Strategic corporate initiatives(3)	—	—	—	(0.01)	(0.01)
Acquisition integration(4)	—	—	(0.07)	(0.30)	(0.37)
Sale of Safari Holdings(5)	—	—	—	(0.01)	(0.01)
PPL Electric billing issue(6)	—	(0.04)	—	—	(0.04)
FERC transmission credit refund(7)	(0.01)	—	—	—	(0.01)
Unbilled revenue estimate adjustment(8)	(0.01)	—	—	—	(0.01)
Other non-recurring charges(9)	—	—	—	(0.02)	(0.02)
Total Special Items	(0.02)	(0.04)	(0.07)	(0.47)	(0.60)
Earnings from Ongoing Operations	$0.77	$0.74	$0.20	$(0.11)	$1.60

(1) Reported Earnings represents Net Income.
(2) Represents a settlement agreement with Talen Montana, LLC and affiliated entities and other litigation costs.
(3) Represents costs primarily related to PPL's centralization and other strategic efforts.
(4) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(5) Primarily final closing and other related adjustments for the sale of Safari Holdings, LLC.
(6) Certain expenses related to billing issues.
(7) Prior period impact related to a Federal Energy Regulatory Commission refund order.
(8) Prior period impact of a methodology change in determining unbilled revenues.
(9) PA Reg. includes certain expenses associated with a litigation settlement. Corp. & Other primarily includes certain expenses related to distributed energy investments.